                                                                    Exhibit 11.1

                            TELESENSORY CORPORATION
                               AND SUBSIDIARIES

                        COMPUTATION OF WEIGHTED AVERAGE
                      COMMON AND COMMON EQUIVALENT SHARES
                   (In thousands, except per share amounts)

                                                                                                  Six Months Ended
                                                                                               ----------------------
                                                                        Year Ended             June 30,      June 30,
                                                                        December 31, 1995      1995          1996
                                                                        -----------------      --------      --------
PRIMARY
Net income..........................................................    $1,391                 $  619        $1,151
                                                                        ======                 ======        ======
Weighted average common shares outstanding..........................     3,243                  3,518         2,766
Weighted average common equivalent shares:
  Weighted average common stock warrants outstanding................      --                     --              19
  Common stock option grants........................................      --                     --             175
Adjustments to reflect requirements of the Securities and Exchange
  Commission's Staff Accounting Bulletin No. 83:
    Common stock issuances..........................................         3                   --             126
    Common stock option grants......................................        71                   --             164
                                                                        ------                 ------        ------
Pro forma total weighted average common shares and equivalents......     3,317                  3,518         3,250
                                                                        ======                 ======        ======
Pro forma net income per share......................................    $ 0.42                 $ 0.18        $ 0.35
                                                                        ======                 ======        ======

  The calculation of fully diluted weighted average common stock shares and equivalents was not materially different from the primary calculation.